Exhibit 99.1

McEwen Mining Announces Resignation of Ian Ball, President

TORONTO, ONTARIO - (May 13, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) announces that it has received and accepted the resignation of Ian Ball, President. Mr. Ball is departing after 9 years with the Company in order to pursue new opportunities, however, he will continue to work with McEwen Mining to ensure an orderly transition.

Ian joined Rob McEwen at Goldcorp in 2004 and was a founding member of management of McEwen Mining and its predecessor company, US Gold Corporation. During his time with the Company, notable achievements included the building of the El Gallo 1 gold mine and making the El Gallo 2 silver discovery in Mexico.

“On behalf of the Board of Directors, my colleagues at McEwen Mining, and our shareholders, we want to thank Ian for the tremendous contributions he has made to McEwen Mining over the years. I have no doubt that he will continue to achieve success in mining and beyond and we wish him nothing but the absolute best as he embarks on this new chapter in his life”, said Robert McEwen, CEO and Chief Owner of McEwen Mining.

Mr. Ball’s responsibilities will be re-assigned to other management, including Rob McEwen, CEO, on an interim basis. His resignation as President is effective July 15, 2014, at which time he will also resign as a director of McEwen Mining — Minera Andes Acquisition Corp., a subsidiary of the company. It is expected that management will appoint a replacement until another director can be elected.

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for the S&P 500 by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo 1 mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

As of May 13, 2014 McEwen Mining has an aggregate of 297,159,359 shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 E-mail: info@mcewenmining.com

McEwen Mining Inc. – May 13, 2014